UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 12, 2019
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
001-12609	PG&E Corporation	California	94-3234914
001-02348	Pacific Gas and Electric Company	California	94-0742640

77 BEALE STREET P.O. BOX 770000 SAN FRANCISCO, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant’s telephone number, including area code)	77 BEALE STREET P.O. BOX 770000 SAN FRANCISCO, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	PCG	NYSE
First preferred stock, cumulative, par value $25 per share, 5% series A redeemable	PCG-PE	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% redeemable	PCG-PD	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.80% redeemable	PCG-PG	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.50% redeemable	PCG-PH	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.36% series A redeemable	PCG-PI	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 6% nonredeemable	PCG-PA	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5.50% nonredeemable	PCG-PB	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% nonredeemable	PCG-PC	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01 Other Events.

2019 Gas Transmission and Storage (“GT&S”) Rate Case

On September 12, 2019, the California Public Utilities Commission (“CPUC”) approved a revised proposed decision (the “Decision”), originally revised on August 15, 2019, in the 2019 GT&S rate case of Pacific Gas and Electric Company (the “Utility”), a subsidiary of PG&E Corporation. The Decision reflects limited modifications to the proposed decision issued on July 16, 2019, described in PG&E Corporation and the Utility’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

By approving the Decision, the CPUC adopted a 2019 revenue requirement of $1.332 billion compared to the Utility’s (revised) request of $1.485 billion.  This corresponds to an increase of $31 million over the Utility’s 2018 authorized revenue requirement of $1.301 billion, compared to the $184 million increase requested by the Utility.  The CPUC also adopted revenue requirements of $1.432 billion for 2020, $1.516 billion for 2021, and $1.580 billion for 2022, compared to the Utility’s request of $1.595 billion for 2020, $1.693 billion for 2021, and $1.679 billion for 2022.

The revenue requirement amounts requested by the Utility and the revenue requirement amounts in the Decision are set forth in the following table:

Revenue Requirement (in millions)	2018 Currently Authorized	2019	2020	2021	2022
Utility’s Request	$1,301	$1,485	$1,595	$1,693	$1,679
Decision	$1,301	$1,332	$1,432	$1,516	$1,580

The Decision removed from rate base $304 million of pipeline replacement capital expenditures for the 2016-2018 period due to cost overruns.  Incorporating this reduction, the Decision adopted a rate base for 2019 of $4.46 billion, which corresponds to an increase of $0.75 billion over the 2018 adopted rate base of $3.71 billion.  This is compared to the Utility’s rate base request of $4.75 billion for 2019. The Decision adopted a rate base of $4.98 billion for 2020, $5.37 billion for 2021, and $5.71 billion for 2022.

The rate base amounts also exclude approximately $576 million of capital spending subject to audit by the CPUC (related to 2011 through 2014 expenditures in excess of amounts adopted in the 2011 GT&S rate case), pursuant to the 2015 GT&S rate case decision.  The Utility is unable to predict whether the $576 million, or a portion thereof, will ultimately be approved by the CPUC and included in the Utility’s future rate base.

The Decision adopted capital expenditures of $726 million for 2019, which corresponds to a decrease of $104 million over the Utility’s request of $830 million.   The Decision adopted a post-test year ratemaking joint stipulation proposed by the Utility and the Public Advocates Office (“Public Advocates”) of the California Public Utilities Commission (formerly known as Office of Ratepayer Advocates or ORA). The joint stipulation results in adopted capital expenditures of $697 million in 2020, $597 million in 2021, and $570 million in 2022.

The Decision adopted the Utility’s proposed Natural Gas Storage Strategy, with minor modifications related to the decommissioning or sale of the Utility’s Los Medanos and Pleasant Creek storage fields, and the Decision adopted a two-way balancing account for storage costs, which will be subject to a reasonableness review in the next GT&S rate case.  The Decision retained a number of existing memorandum accounts and one-way balancing accounts, including a one-way expense balancing account for transmission integrity management (TIMP), and adopted 19 new expense and capital one-way balancing and memorandum accounts.

The Decision also resolved the second phase of this proceeding, addressing the removal of officer compensation costs from the revenue requirement, which is required by California Senate Bill 901.  On this matter, the Decision adopted the joint stipulation offered by the Utility, Public Advocates and The Utility Reform Network that reduces the Utility’s requested 2019 GT&S operating expenses by $1.428 million and capital expenditures by $0.455 million.

For more information about the 2019 GT&S rate case, see PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2018 and their joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ LINDA Y.H. CHENG
Dated: September 17, 2019		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ LINDA Y.H. CHENG
Dated: September 17, 2019		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary